Exhibit 99.1

  NPS Pharmaceuticals Reports Fourth Quarter and Year-End Operating Results

    SALT LAKE CITY, Feb. 10 /PRNewswire-FirstCall/ -- NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today reviewed progress with its late-stage product candidates and reported its operating results for the three months and year ended December 31, 2003.
    (Logo:  http://www.newscom.com/cgi-bin/prnh/20000218/NPSLOGO )

                                Product Review

    In 2003 NPS made significant clinical and regulatory progress in advancing its pipeline of product candidates:

    PREOS(R)

     * The company completed patient dosing with its proprietary compound PREOS in a pivotal, 18-month study known as TOP (Treatment of Osteoporosis with Parathyroid Hormone). An open-label extension study with former TOP study patients is ongoing.

     * NPS plans to make a report of top-line results from the TOP study by the end of the first quarter of 2004. Data from other studies with PREOS are expected to be available later this year, or in 2005.
        The company plans to submit a New Drug Application (NDA) for PREOS to the U.S. Food and Drug Administration (FDA) at the end of the third quarter 2004.

     * PREOS is also being tested in Europe in women using hormone replacement therapy in a study called POWER (Parathyroid Hormone for Osteoporotic Women on Estrogen Replacement).

     * Researchers at the University of California San Francisco supervised the completion of a two-year clinical study of PREOS and alendronate (an anti-bone resorption drug) used in combination or in sequence. Final results are expected from the investigation sometime this year.

    Cinacalcet HCl

     * In the third quarter of 2003, Amgen Inc., reported that an NDA had been filed for cinacalcet HCl, a small molecule licensed from NPS in 1996. Cinacalcet provides direct control of the secretion of parathyroid hormone, and may be useful as a treatment for hyperparathyroidism (HPT), a condition afflicting many people with chronic kidney disease or kidney failure.

     * Amgen also announced that the FDA had granted a request for a priority review of the cinacalcet NDA. NPS expects that Amgen will begin marketing cinacalcet in 2004, which will generate royalty revenue for the company. If approved by the FDA, cinacalcet will be the first NPS drug to be made available commercially for patient use.

    Teduglutide

     * In 2003, NPS announced the start of a proof-of-concept study with teduglutide in patients with Crohn's disease. Teduglutide is a proprietary protein molecule that acts to stimulate cells that line the gastrointestinal tract to increase in number and size.
        Therapeutic benefit may be derived from the increased absorptive surface area and enhanced integrity of the intestinal wall that result from this effect.

     * NPS plans to announce the start of a pivotal trial with teduglutide in patients with short bowel syndrome (SBS) in early 2004.

     * The company has signed a Mutual Termination Agreement with Technology Partnership Canada (TPC), which relieves NPS of any potential obligations related to the development or commercialization of teduglutide.

    Isovaleramide

     * The company is conducting a Phase IIa proof-of-concept study with isovaleramide in patients with migraine headaches. Isovaleramide is a small molecule neuromodulator that is one of several NPS compounds active in preclinical models of central nervous system (CNS) disorders.

    mGluRs

     * NPS is collaborating with AstraZeneca to find molecules that act on novel targets known as metabotropic glutamate receptors, or mGluRs. NPS and AstraZeneca are exploring possible applications of these compounds in the treatment of various central nervous system disorders, and in the treatment of gastroesophageal reflux disease, or GERD.

    Calcilytics

     * NPS licensee GlaxoSmithKline (GSK) has begun clinical testing of small orally active molecules called calcilytics. Calcilytics have the opposite action of calcimimetic compounds like cinacalcet, and can cause a transient increase in the release of parathyroid hormone, which may be beneficial in treating osteoporosis. If calcilytic compounds are successful, GSK will make milestone and royalty payments to NPS, and NPS will have an option to co-promote calcilytic products with GSK in North America.

                              Financial Results

    NPS incurred a net loss for the fourth quarter of 2003 of $48.5 million, or $1.31 per share, compared to a net loss in the fourth quarter of 2002 of $25.4 million, or $0.76 per share. For the year ended December 31, 2003, the net loss was $170.4 million, or $4.71 per share, compared to $86.8 million, or $2.79 per share for the year ended December 31, 2002. The net loss for the year ended December 31, 2003 includes expenses of $6.2 million relating to the termination of the company's agreement with the Government of Canada pursuant to the TPC program in the fourth quarter of 2003, and a $39.9 million expense relating to a termination fee paid to Enzon Pharmaceuticals, Inc. in the form of 1.5 million shares of the company's common stock and other costs associated with the terminated merger in June 2003.

    Revenues for the fourth quarter of 2003 were $2.0 million, compared to revenues of $133,000 for the same period last year. Revenues for the year ended December 31, 2003 were $9.9 million compared to $2.2 million in the same period of 2002. Substantially all revenues during the periods were from development and license agreements. The increases in revenues during 2003, as compared to the same periods in the prior year, are primarily the result of a $6.0 million milestone payment NPS received from Amgen, Inc. for the submission of an NDA to the United States Food and Drug Administration for cinacalcet HCl in September 2003 and a $2.0 million milestone payment received from GSK for the initiation of a clinical study with a new calcilytic compound in the fourth quarter of 2003. Additionally, the company recognized
$1.5 million in revenue during 2003 as a result of our settled arbitration with Forest Laboratories, Inc., which occurred in July 2003.

    Research and development expenses were $38.7 million for the fourth quarter of 2003 compared to $22.7 million for the fourth quarter of 2002. For the year ended December 31, 2003, research and development expenses were $118.2 million compared to $80.9 million for the same period in 2002. The increase in research and development expenses in the fourth quarter of 2003 as compared to the fourth quarter of 2002 is principally due to a $3.5 million increase in the costs associated with continued clinical development of PREOS, a $5.1 million increase in the costs associated with advancing the teduglutide clinical research program, a $1.3 million increase in the costs associated with the manufacture of clinical and commercial supplies of PREOS and teduglutide, and a $2.6 million increase in spending on the company's central nervous system research programs. The increase in research and development expenses during the year ended December 31, 2003, as compared to the prior year, is primarily due to a $16.2 million increase in the costs of advancing the PREOS program, a $5.3 million increase in the costs of advancing the teduglutide program, a $6.3 million increase in the costs associated with the manufacture of PREOS, and a $6.6 million increase in the costs of advancing our central nervous system programs.

    General and administrative expenses were $6.2 million for the quarter ended December 31, 2003 compared to $4.4 million expended in the same quarter in 2002. For the year ended December 31, 2003, general and administrative expenses were $20.3 million compared to $14.8 million for the same period in 2002. The increases in general and administrative expenses during the three months and year ended December 31, 2003, as compared with the same periods in the prior year, are primarily due to increased marketing activities associated with PREOS and teduglutide and additional administrative costs, including the hiring of additional administrative personnel, with related benefits and costs, and non-cash compensation expense related to modified stock options upon the retirement of certain individuals.

    Amortization of intangibles of $394,000 and $1.5 million for the three months and year ended December 31, 2003, respectively, are comparable to $331,000 and $1.3 million for the same periods in the prior year.

    Merger costs and termination fees include $6.2 million relating to the termination of the company's agreement with the Government of Canada related to the TPC program in the fourth quarter of 2003, and $39.9 million relating to the termination of the proposed merger agreement with Enzon in the second quarter of 2003. In December 2003 the company reached an agreement to mutually terminate its contract with the Government of Canada under the TPC program. As a result, the company concluded that it was probable that it would have to repay amounts previously paid by TPC under this agreement and write off receivables due from TPC. In exchange for mutual releases, the company paid $4.3 million to the Government of Canada and released TPC from all outstanding reimbursement obligations, resulting in the write-off of $1.9 million in accounts receivable. NPS was relieved of any further or continuing obligations related to the development or commercialization of teduglutide. The company is continuing its clinical work with this compound. Additionally, pursuant to the terms of the Enzon merger agreement, the company issued Enzon 1.5 million shares of the company's common stock valued at $35.6 million as a termination fee. The company also incurred direct costs relating to the proposed merger of approximately $4.3 million.

    Other income, net, decreased from $1.8 million to $173,000 for the three months ended December 31, 2003 as compared with the same period in the prior year. Other income, net, decreased from $7.9 million to $3.3 million for the year ended December 31, 2003 as compared with the same period in the prior year. The decreases in other income, net, in both periods, are primarily the result of recording interest expense of $1.7 million and $3.7 million for the three months and year ended December 31, 2003, respectively, on our $192.0 million 3.0 percent convertible notes. Additionally, interest income decreased $919,000 during the year ended December 31, 2003, as compared to the same period in the prior year, primarily due to lower interest rates during 2003 as compared to 2002.

    As of December 31, 2003, the company had 37.1 million shares outstanding and $303.9 million in cash, cash equivalents, and marketable investment securities as compared to $234.5 million at December 31, 2002. The increase in cash, cash equivalents and marketable investment securities was primarily the result of the company's sale in July 2003 of $192.0 million of its 3% convertible notes due 2008. The company received net proceeds of $185.9 million from the offering after deducting debt issuance costs.


                  NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
                       (A Development Stage Enterprise)
               Condensed Consolidated Statements of Operations
                    (In thousands, except per share data)
                                 (Unaudited)

                                                                 October 22,
                                                                    1986
                                                                 (inception)
                     Three Months Ended    Twelve months Ended   through
                          December 31,         December 31,    December 31,
                         2003      2002       2003      2002         2003

     Revenues from
      research and
      license
      agreements        $2,009     $133     $9,919    $2,154       $85,593

     Operating
      expenses:
      Research and
       development      38,668   22,655    118,173    80,872       378,588
      General and
      administrative     6,152    4,412     20,337    14,777        94,266
      Amortization
       of intangibles      394      331      1,485     1,322         9,779
      In-process
       research and
       development
       acquired             --       --         --        --        17,760
      Merger costs
        and termination
       fees              5,891       --     46,114        --        46,114
        Total operating
         expenses       51,105   27,398    186,109    96,971       546,507
        Operating
         loss          (49,096) (27,265)  (176,190)  (94,817)     (460,914)

     Other income
      (expenses), net      173    1,754      3,265     7,883        41,871
       Loss before
        taxes          (48,923) (25,511)  (172,925)  (86,934)     (419,043)

     Income tax
      benefit             (438)    (112)    (2,530)     (102)       (1,313)

       Loss before
        cumulative
        effect of
        accounting
        change         (48,485) (25,399)  (170,395)  (86,832)     (417,730)

     Cumulative effect
      of accounting
      change                --       --         --        --         (500)

      Net loss        $(48,485) $(25,399) $(170,395) $(86,832)   $(418,230)

     Basic and diluted
      net loss per
      common and
      potential
      common
      share             $(1.31)  $(0.76)     $(4.71)   $(2.79)

     Weighted average
      common and
      potential
      common shares
      outstanding -
      basic and
      diluted           36,991   33,620      36,148    31,165


                    Condensed Consolidated Balance Sheets
                                (In thousands)
                                 (Unaudited)

                                              December 31,     December 31,
                                                  2003             2002

     Cash, cash equivalents
      and marketable investment
      securities                                    $303,874       $234,454
     Other current assets                              2,755          5,149
     Plant and equipment, net
      of accumulated depreciation
      and amortization                                 5,255          4,310

     Other assets, net of
      accumulated amortization                        15,624          9,555
       Total assets                                  327,508       $253,468

     Current liabilities                              22,723         11,106
     Convertible notes payable                       192,000             --
       Total liabilities                             214,723         11,106

     Paid-in capital and common stock                533,966        489,387
     Deferred compensation                            (3,716)          (370)
     Accumulated other comprehensive income              765          1,180
     Deficit accumulated during
      development stage                             (418,230)      (247,835)
       Net stockholders' equity                      112,785        242,362
       Total liabilities and
       stockholders' equity                         $327,508       $253,468


    NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company's website, http://www.npsp.com .

                   Conference Call and Webcast Information

    Today's conference call will be held at 5:00 p.m. EST. To participate, dial 1-800-374-0232 and use confirmation code 4654780. In addition, live audio of the call will be webcast and may be accessed on the Investor Relations page, Calendar of Events section of the company's website (www.npsp.com). The conference call replay may be accessed by dialing 1-800-642-1687 (with confirmation code 4654780). Both the webcast and conference call will be archived until February 17, 2004.

     Cautionary Statement For The Purpose Of The "Safe Harbor" Provisions
           Of The Private Securities Litigation Reform Act of 1995

    Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding: our intent to make a report of top-line data by the end of the first quarter 2004 and data from other studies later in 2004 and 2005; our intent to file an NDA for PREOS at the end of the first quarter 2004; our expectation that Amgen will begin marketing cinacalcet HCl in 2004; our intention to announce the start of a pivotal trial with teduglutide in early 2004; and, our intent to commercialize small molecules and recombinant proteins as drugs, specifically, our product candidates, PREOS and cinacalcet HCl. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be able to collect, assemble and analyze data from the PREOS trials in a timely manner; the data from the TOP study may not justify filing an NDA for PREOS; we have never filed an NDA and may not be able to do so in a timely manner; we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of February 10, 2004, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10K for the year ended December 31, 2003.

SOURCE  NPS Pharmaceuticals, Inc.
    -0-                             02/10/2004
    /CONTACT: David L. Clark, Vice President, Corporate Affairs of NPS Pharmaceuticals, Inc., +1-801-584-5415/
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20000218/NPSLOGO
             PRN Photo Desk, photodesk@prnewswire.com/
    /Company News On-Call: http://www.prnewswire.com/comp/613587.html / /Web site: http://www.npsp.com /
    (NPSP)

CO:  NPS Pharmaceuticals, Inc.
ST:  Utah
IN:  MTC HEA BIO
SU:  ERN CCA